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                                                                     EXHIBIT 8.1


                               June 19, 2001



Golden Isles Financial Holdings, Inc.
3811 Frederica Road
St. Simons Island, Georgia 31522


     Re: Federal Income Tax Consequences of the Proposed Merger of Golden Isles Financial Holdings, Inc. with and into ABC Bancorp
              ---------------------------------------------------------------

Ladies and Gentlemen:

  We have acted as counsel for ABC Bancorp ("ABC") in connection with the proposed merger (the "Merger") of Golden Isles Financial Holdings, Inc. ("Golden Isles") with and into ABC, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 20, 2001 by and between ABC and Golden Isles. In our capacity as counsel for ABC and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger. Capitalized terms used but not specifically defined herein have the meanings ascribed to such terms in the Merger Agreement.

  This opinion is being furnished to you, at the request of ABC, in connection with the filing by ABC of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

  In rendering our opinion set forth below, we have examined and, with the consent of ABC and Golden Isles, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by ABC and Golden Isles, including representations and covenants set forth in letters from ABC and Golden Isles dated the date hereof (the "Tax Certificates"), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of ABC and Golden Isles, as of the Effective Time.
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Golden Isles Financial Holdings, Inc.
June 19, 2001
Page 2


  In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, ABC and Golden Isles. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by ABC and Golden Isles (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, in the Merger Agreement or in the Tax Certificates (giving effect to all events occurring after the date hereof, whether prior or subsequent to the Effective Time) may affect the conclusions stated herein.

  We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

  In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

  Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

  (1) The Merger will qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code;

  (2) A Golden Isles shareholder will not recognize gain on his or her exchange of shares of Golden Isles common stock in the Merger in excess of the amount of cash, if any, received by him or her in the Merger; and
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Golden Isles Financial Holdings, Inc.
June 19, 2001
Page 3

  (3) The statements in the Proxy Statement/Prospectus, which forms part of the Registration Statement (the "Proxy Statement/Prospectus"), under the caption "Certain Important Federal Income Tax Consequences of the Merger," insofar as such statements purport to summarize the material federal income tax consequences of the Merger to Golden Isles and the holders of Golden Isles common stock under the laws of the United States referred to therein and subject to the qualifications referred to therein, fairly summarize such consequences in all material respects.

  Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

  This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus under the captions "Certain Important Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,

                                           /s/ ROGERS & HARDIN
                                          -------------------------
                                          ROGERS & HARDIN